Exhibit 10.4

Certain confidential information contained in this document, marked by [***], has been omitted because Outlook Therapeutics, Inc. has determined that the information (i) is not material and (II) would likely cause competitive harm to Outlook Therapeutics, Inc. if publicly disclosed.

Outlook Therapeutics, Inc.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of January 27, 2020 (the “Execution Date”) and effective as of the Effective Date, by and between Outlook Therapeutics, Inc., a Delaware corporation with its principal place of business at 7 Clarke Drive, Cranbury, New Jersey, 08512 (the “Company”), and The Dagnon Group LLC (such entity, including its control persons, affiliates, directors and officers “Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”). As used herein, “Effective Date” shall mean the date on which all of the requirements of the Nasdaq Marketplace Rules 5635(c) and (d) have been satisfied to allow for the issuance of Company’s common stock to all of Principals, as contemplated by the terms of Section 3.B(i) of Exhibit A attached hereto.

The Company is terminating its Strategic Partnership Agreement with MTTR LLC (“MTTR”), dated February 15, 2018, as amended by the letter agreements and/or amendments between the Parties dated March 2, 2018, March 4, 2019, and June 4, 2019, (collectively, the “SPA”), which is reflected in the Termination Agreement and Mutual Release being entered between the Company and MTTR (the “Termination Agreement”). As a result of the termination of the SPA, the Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1.                   Services and Compensation

Terry Dagnon shall use reasonable efforts to perform the services described in Exhibit A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Terry Dagnon’s performance of the Services.

2.                   Past Activities

Consultant and Company agree and acknowledge that Consultant performed certain activities for MTTR in furtherance of the SPA, and that, as between Consultant and Company, only the terms of the SPA and that certain Indemnity Agreement between Company and Terry Dagnon dated November 2018 (“Indemnity Agreement”) shall apply to such past activities. For avoidance of doubt, the Indemnity Agreement shall continue following the Termination Date on its terms and conditions.

3.                   Confidentiality

A.        Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information, in each case disclosed to Consultant by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

B.        Nonuse and Nondisclosure. During and for a period of three (3) years after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) subject to Consultant’s right to engage in Protected Activity (as defined below), disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Consultant may disclose Confidential Information (a) to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company (if legally permissible) and assist Company to seek a protective order or such similar confidential protection as may be available under applicable law or (b) to any third party on a need-to-know basis for the purposes of Consultant performing the Services; provided, however, that such third party is subject to written non-use and non-disclosure obligations at least as protective of Company and the Confidential Information as this Section 3. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Confidential Information of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 3.B shall continue for a period of three (3) years after the termination of this Agreement.

C.        Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D.        Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and for a period of three (3) years thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

4.                   Ownership

A.       Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas, and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement to the extent related to Company’s ophthalmic bevacizumab formulation (ONS-5010) (“Product”) and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to use commercially reasonable efforts to promptly disclose to the Company of any Inventions, and in any event will promptly disclose to Company any material Inventions, and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

B.      Pre-Existing Materials. Consultant represents that Terry Dagnon has not incorporated into any Invention or utilized in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right controlled by Consultant or Terry Dagnon, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”). As used in the preceding sentence, “controlled” means the right to grant the license as contemplated by this Section 4.B without violating the terms of any agreement with a third party or becoming obligated to pay any consideration to any third party. If the Consultant or Terry Dagnon make use of or incorporate a Prior Invention as a result of the performance of the Services under this Agreement, the Consultant or Terry Dagnon will grant the Company a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit any such Prior Inventions for the purpose of developing and commercializing the Product. Consultant will not knowingly incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company’s prior written permission.

C.       Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D.       Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.

E.        Further Assurances. To the extent reasonably requested by Company, Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may reasonably request in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 4.E shall continue for a period of three (3) years after the termination of this Agreement.

F.        Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions for the purpose of properly applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 4.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

5.                   Conflicting Obligations

A.        Consultant represents and warrants that Terry Dagnon has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Terry Dagnon’s ability to perform the Services. Neither Consultant nor Terry Dagnon will enter into any such conflicting agreement during the term of this Agreement. Consultant shall have no right to subcontract the performance of any Services resulting in Terry Dagnon not performing the Services without the prior written permission of the Company.

6.                   Return of Company Materials

Upon the Company’s request during the term of this Agreement or within thirty (30) days after termination of this Agreement, Consultant will promptly deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, those records maintained pursuant to Section 4.D and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

7.                   Term and Termination

A.        Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the earlier of (i) completion of the Services as set forth in Exhibit A, Section 2, (ii) Consultant’s Disability or (iii) termination of the Agreement as provided in Section 7.B. Notwithstanding anything to the contrary in this Agreement, if Company has not satisfied all of the Nasdaq Marketplace Rules required to allow for the issuance of common stock to all of the Principals (as defined in the Termination Agreement), as contemplated by Section 3 of the Termination Agreement and Section 3.B.(i) of Exhibit A of this Agreement by April 10, 2020, this Consulting Agreement shall be null and void. Promptly following the satisfaction of all of the Nasdaq Marketplace Rules required to allow for such issuance of common stock to all of the Principals, Company shall notify Consultant thereof and the corresponding Effective Date of this Agreement.

B.        Termination.

(i)       During the term of this Agreement, the Company may terminate the Agreement with or without Cause at any time. For purposes hereof, “Cause” shall mean: (a) a material breach by Consultant or Terry Dagnon of this Agreement that Consultant fails to remedy within thirty (30) days after notice from Company specifying the grounds for such breach; (b) a material violation by Consultant or Terry Dagnon of the Company’s applicable written policies, as set forth in Exhibit C, that Consultant or Terry Dagnon, as applicable, fails to remedy within thirty (30) days after notice from Company specifying the grounds for such material violation; (c) Terry Dagnon’s conviction (that is not appealed within the time period allowed for any such appeal or is unappealable) of, or plea of “guilty” or “no contest” to, (1) a felony under the laws of the United States or any State thereof for activities conducted in the performance of Services or (2) an illegal act involving moral turpitude, dishonesty or fraud that would be reasonably expected to result in material injury or reputational harm to the Company, (d) Terry Dagnon’s material act of gross negligence or willful misconduct in the performance of the Services which, if curable, Consultant fails to cure within thirty (30) days after receiving notice specifying the act, or (e) continuing material failure by Consultant or Terry Dagnon to perform the Services after receiving written notification of such failure from the Company employee to whom the Consultant reports and Consultant fails to remedy such condition within 30 days after receiving such written notification; (f) a material failure to comply with a bona fide governmental investigation of Company after being instructed by the Board of the Company to so comply, provided that in each case under subclause (a), (b), (d), (e) and (f), if Consultant disputes the occurrence of such condition, the arbitrator has determined that such condition has occurred pursuant to the terms of Section 13.

(ii)       During the term of this Agreement, Consultant may terminate this Agreement with or without Good Reason at any time. For purposes hereof, “Good Reason” means (a) a material breach of this Agreement by Company that remains uncured following thirty (30) days after notice from Consultant specifying the grounds for such breach and, if Company disputes the material breach, the arbitrator has determined that Company was in material breach of this Agreement pursuant to the terms of Section 13, (b) a Change of Control of Company, (c) notification by Company to Consultant (as set forth in Section 14.G) or public disclosure by Company that it has terminated or intends to terminate the development program for the Product or (d) a period of five (5) years after the Effective Date has lapsed.

(iii)       During the term of this Agreement, the Parties may also terminate this Agreement at any time upon reaching a mutual written agreement to terminate.

C.        Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(i)       The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement;

(ii)       If the Company terminates the Agreement without Cause or if Consultant terminates the Agreement for Good Reason, the Company shall provide Consultant with the following severance benefits (and Company shall not be required to make any additional payments): the Company’s Repurchase Right (as defined in Section 3.B.iv of Exhibit A) for the Restricted Stock issued to Consultant by the Company shall be extinguished and Company shall pay Consultant an amount equal to the Services Fee owed by Company to Consultant for the six (6) month period preceding such termination (the “Severance”). Additionally, notwithstanding anything herein to the contrary: (a) the Severance shall be contingent upon Consultant continued compliance, after the termination of this Agreement, with the provisions of this Agreement identified in Section 7.C.iii; and (b) Consultant shall not be entitled to Severance unless and until Consultant executes a separation agreement with the general release form set forth in Exhibit D (the “Release”) on or before the twenty-first (21st) day following the termination of this Agreement (or such longer period as required by applicable law) and the Release becomes effective and can no longer be revoked by the Consultant under its terms. In addition, notwithstanding anything herein to the contrary, Consultant shall forfeit Consultant’s right to receive the Severance if Consultant fails to (x) return to the Company all of the Company’s property, (y) comply with the provisions of the Release, including without limitation any non-disparagement and confidentiality provisions contained therein, or (z) comply with the terms identified in Section 7.C.iii of this Agreement. If Consultant materially breaches Consultant’s obligations set forth in Section 7.C.iii of this Agreement (including, without limitation, Section 9), or the Release, Consultant fails to remedy such breach within thirty (30) days after notice from Company specifying the grounds for such material breach, and, if Consultant disputes such material breach, the arbitrator has determined that such material breach has occurred and not been cured pursuant to the terms of Section 13, Company may immediately exercise the Repurchase Right as to any of the Restricted Stock issued to Consultant by the Company that remains subject to the Repurchase Right. The Repurchase Right shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right seek specific performance or an injunction; and

(iii)       Section 3 (Confidentiality), Section 4 (Ownership), Section 5 (Conflicting Obligations), Section 6 (Return of Company Materials), Section 7.C (Survival), Section 8 (Independent Contractor; Benefits), Section 9 (Covenant Not to Compete and No Solicitation), Section 10 (Reasonableness of Restrictions), Section 11 (Non-Disparagement), Section 12 (Limitation of Liability), Section 13 (Arbitration and Equitable Relief), and Section 14 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

8.                   Independent Contractor; Benefits; Insurance

A.        Independent Contractor. It is the express intention of the Company and Consultant that Terry Dagnon perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute either Party as an agent, employee or representative of the other Party. Without limiting the generality of the foregoing, neither Party is authorized to bind the other Party to any liability or obligation or to represent that such Party has any such authority. Without limiting Company’s obligation to compensate Consultant in accordance with the terms set forth in this Agreement, Consultant agrees that as an independent contractor, Consultant is solely responsible for all expenses that Consultant incurs in connection with the performance of Services, provided however, that Consultant will be reimbursed for reasonable travel and other business expenses in accordance with the travel policy attached hereto as Exhibit B. Consultant acknowledges and agrees that Consultant is obligated to report as income received by Consultant pursuant to this Agreement to the applicable governmental authority. Consultant agrees to and acknowledges that Consultant will be responsible for all self-employment and other taxes on income received by Consultant under this Agreement. Company will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099.

B.        Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

9.                   Covenant Not to Compete and No Solicitation

A.        Covenant Not to Compete. Consultant agrees that during the term of this Agreement and for the twenty-four (24) month period after the date of termination of this Agreement and only for so long as Company is using Commercially Reasonable Efforts to develop and/or commercialize a bevacizumab therapeutic for treatment, prevention or cure of an ophthalmic indication (the “Restricted Period”), neither Consultant nor Terry Dagnon will, without the Company’s prior written consent, directly or indirectly, whether paid or not, (i) provide any services to any person or entity with respect to the identification, development, manufacture or commercialization of a bevacizumab therapeutic for the treatment of any ophthalmic indication or (ii) become an owner or shareholder of more than five percent (5%) interest in any person or entity that has committed significant resources toward the identification, development, manufacture or commercialization of a bevacizumab therapeutic for the treatment of an ophthalmic indication. The foregoing covenant shall cover Consultant and/or Terry Dagnon’s activities in every part of the Territory. “Territory” shall mean (i) all counties in the state in which Terry Dagnon primarily performs services for the Company; (ii) all other states of the United States of America from which the Company derived revenue or conducted business at any time during the two-year period prior to the date of the termination of this Agreement; and (iii) any other countries from which the Company derived revenue or conducted business at any time during the two-year period prior to the date of the termination of this Agreement. “Commercially Reasonable Efforts” shall mean the level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for developing or seeking regulatory approval of a similarly situated branded pharmaceutical product as the Product at a similar stage of development, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors.

B.        Nonsolicitation. During the Restricted Period, Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates to become employed by Consultant or otherwise perform services for any other person or entity. During the Restricted Period, Consultant will not intentionally interfere with a relationship between Company and any person who Consultant knows, at such time, is a partner, supplier, customer or client of the Company in a manner that consultant knows is adverse to Company. Consultant agrees that nothing in this Section 9.B shall affect Consultant’s continuing obligations under this Agreement during and after this twenty-four (24) month period.

10.               Reasonableness of Restrictions

A.        Consultant acknowledges and recognizes the highly competitive nature of the business of the Company, that access to the Company’s Confidential Information will provide Consultant with special and unique knowledge within the field identified in Section 9.A, and that Consultant will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, limited partners, investors, and strategic partners of the Company during the course of and as a result of Consultant’s engagement with the Company pursuant to this Agreement. Consultant further acknowledge that Consultant’s fulfillment of the obligations contained in this Agreement, including, but not limited to, Consultant’s obligation neither to disclose nor to use Company Confidential Information other than for the Company’s exclusive benefit and Consultant’s obligations not to compete and not to solicit are necessary to protect the Company’s Confidential Information and, consequently, to preserve the value and goodwill of the Company. Consultant agrees that this Agreement does not prevent Consultant from earning a living or pursuing Consultant’s career. Consultant agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. Consultant represents and agrees that Consultant is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

B.        In the event that a court finds this Agreement, or any of its restrictions, to be overbroad, ambiguous, unenforceable, or invalid, Consultant and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

C.        The covenants contained in Section 9 above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory.  If the court declines to enforce this Agreement in the manner provided in Section 10.B, the Company and Consultant agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Consultant agrees to be bound by this Agreement as modified.

11.               Non-Disparagement.

During and after the term of this Agreement, each Party (including its affiliates, subsidiaries and divisions, and their managers, board members, directors, officers, executives and employees) agrees to refrain from any disparagement, defamation, libel, or slander of the other Party, its Related Persons or its members, managers, stockholders, directors, officers, partners, investors, advisors, employees, agents, products, services, business practices or activities, and each Party agrees to refrain from any tortious interference with the contracts and relationships of the other Party, including, but not limited to, anonymous or named reviews, tweets, posts, or other comments published on the Internet, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Glassdoor, Yelp, and LinkedIn). Notwithstanding the foregoing, nothing in this paragraph shall preclude either Party (including its affiliates, subsidiaries and divisions, and their managers, board members, directors, officers, executives and employees) from providing truthful statements in any governmental or judicial inquiry or proceeding. “Related Persons” of a Party shall mean such Party’s past, present and future parent companies, subsidiaries, affiliates, divisions, partners, real or alleged alter egos, managers, stockholders, directors, officers, employees, agents, representatives, attorneys, accountants, predecessors, insurers, successors, heirs and assigns.

12.               Limitation of Liability

EXCEPT WITH RESPECT TO CONDUCT BY CONSULTANT THAT WAS IN BAD FAITH, KNOWINGLY FRAUDULENT, OR DELIBERATELY DISHONEST OR CONSTITUTED WILLFUL MISCONDUCT, IN NO EVENT SHALL CONSULTANT’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED FIVE HUNDRED THOUSAND DOLLARS ($500,000).

13.               Arbitration and Equitable Relief

A.      Arbitration. each party agrees that any and all controversies, claims, or disputes with anyone (including Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from this agreement, including Consultant’s consulting relationship with the Company or the termination of Consultant’s consulting relationship with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the aaa rules and pursuant to delaware law. each party AGREES TO ARBITRATE any AND ALL COMMON LAW AND/OR statutory claims under LOCAL, state, or federal law, including, but not limited to, claims under THE delaware StATUTES, CLAIMS RELATING TO EMPLOYMENT OR INDEPENDENT CONTRACTOR STATUS, CLASSIFICATION, AND RELATIONSHIP WITH THE COMPANY, AND claims of BREACH OF CONTRACT, EXCEPT AS PROHIBITED BY LAW. each party ALSO AGREES TO ARBITRATE ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THE INTERPRETATION OR APPLICATION OF THIS AGREEMENT TO ARBITRATE. WITH RESPECT TO ALL SUCH CLAIMS AND DISPUTES THAT THE PARTIES AGREE TO ARBITRATE, EACH PARTY HEREBY EXPRESSLY AGREES TO WAIVE, AND DOES WAIVE, ANY RIGHT TO A TRIAL BY JURY. notwithstanding anything to the contrary in this Agreement, the Parties agree and acknowledge that if any of the other members of MTTR (as of the date hereof) have the same or similar dispute with COmpany under their consulting agreements with Company, then, at Consultant’s request, such disputes may be joined in a single arbitration.

B.       Procedure. EACH PARTY agrees that any arbitration will be administered by American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration rules (the “AAA Rules”) by one (1) arbitrator selected in accordance with the AAA Rules. Each party AGREES THAT THE USE OF THE AAA RULES DOES NOT CHANGE CONSULTANT’S CLASSIFICATION TO THAT OF AN EMPLOYEE. TO THE CONTRARY, CONSULTANT REAFFIRMS THAT HE/SHE IS AN INDEPENDENT CONTRACTOR. each Party agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. each Party agrees that the arbitrator shall issue a written decision on the merits. each Party also agrees that The expenses of arbitration shall be shared equally, provided that THE PREVAILING PARTY SHALL HAVE ITS EXPENSES INCURRED IN CONNECTION WITH THE ARBITRATION REIMBURSED BY THE LOSING PARTY, PROVIDED FURTHER THAT IF A PARTY TO SUCH ARBITRATION PREVAILS IN PART AND LOSES IN PART, THEN THE ARBITRATOR SHALL AWARD SUCH REIMBURSEMENT ON AN EQUITABLE BASIS. Each Party agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the AAA Rules, and that the arbitrator shall apply substantive and procedural delaware law to any dispute or claim, without reference to rules of conflict of law. To the extent that the AAA Rules conflict with Delaware law, Delaware law shall take precedence. Consultant further agrees that any arbitration under this agreement shall be conducted in the State of Delaware.

C.        Remedy. Except as provided by the AAA Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Consultant and the Company. Accordingly, except as provided for by the AAA Rules, neither Consultant nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy set forth in Exhibit C, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

D.       Availability of Injunctive Relief. Either party may also petition the court for injunctive relief where either party alleges or claims a violation of any agreement regarding trade secrets, or confidential information, or a breach of any restrictive covenant or if irreparable harm may arise from such action for which injunctive relief is SOUGHT. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

E.        Administrative Relief. Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Division of Human Rights, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the workers’ compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim, except as permitted by law.

F.       Voluntary Nature of Agreement. Each Party acknowledges and agrees that such PArty is executing this Agreement voluntarily and without any duress or undue influence by the other Party or anyone else. Each Party further acknowledges and agrees that it has carefully read this Agreement and that it has asked any questions needed for such Party to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that it is waiving Its right to a jury trial. Finally, each Party agrees that it has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

14.               Miscellaneous

A.       Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement and is not to be decided by arbitration, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Delaware.

B.      Assignability. This Agreement will be binding upon each Party’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the other Party, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Neither Party may sell, assign or delegate any rights or obligations under this Agreement, provided that Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise. Following any assignment of this Agreement by Company, Company shall provide Consultant with prompt notice thereof.

C.        Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties, with the exception of the Termination Agreement, the Indemnity Agreement and any agreements between the Company and Consultant relating to stock or stock options. Each Party represents and warrants that it is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D.        Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E.        Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F.         Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G.        Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered via e-mail, personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer or e-mail. Notices sent via e-mail under this Section to a Party shall be sent to either the e-mail address provided by such Party to the other Party in this Agreement, which may be updated by such Party from time to time upon notice to the other Party.

H.        Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party as may be awarded by the court.

I.          Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

J.        Protected Activity Not Prohibited. Consultant understands that nothing in this Agreement shall in any way limit or prohibit Consultant from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission (“Government Agencies”). Consultant understands that in connection with such Protected Activity, Consultant is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Consultant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Pursuant to the Defend Trade Secrets Act of 2016, Consultant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the Execution Date.

THE DAGNON GROUP, LLC		Outlook Therapeutics, Inc.

By:	/s/ Terry J. Dagnon	By:	/s/ Lawrence Kenyon

Name:	Terry J. Dagnon	Name:	Lawrence Kenyon

Title:	President	Title:	President and CEO

Address:	President	Address:	7 Clarke Drive

Cranbury, NJ 08512

Fax Number:		Fax Number:	609-228-4113

Email:		Email:

EXHIBIT A

SERVICES AND COMPENSATION

1.                   Contact. Consultant’s principal Company contact:

Name:	Lawrence A. Kenyon
Title:	Chief Executive Officer, Chief Financial Officer
Email:

2.                   Services. Consultant shall serve under the title of “Chief Operating Officer” to advise the Company’s executive team and the Company’s Board of Directors (the “Board”) on issues related to the Company’s business, which includes providing advice and guidance on the development program for the Product, overseeing regulatory affairs, including chemistry, manufacturing and controls or other such appropriate services as mutually agreed by the Parties (the “Services”). The Company and Consultant agree that the Services: (A) will require up to 20 hours of work by Consultant per week for the Company, provided that Consultant may provide more than 20 hours of work upon mutual agreement of the Parties and (B) will be completed upon date of the first U.S. Food and Drug Administration approval of the biologics license application for the Product. Notwithstanding anything to the contrary in the Agreement, (a) the Parties agree that Consultant does not provide a guarantee or warranty with respect to Terry Dagnon’s performance of the Services, including with respect to any market assessments, financial forecasts, financial modeling, regulatory and clinical strategies, competitors or other products which may adversely impact Company or the opportunity for product being developed or commercialized by Company and (b) none of the information provided by Consultant or Terry Dagnon under this Agreement shall be construed as investment advice, financial advice, a recommendation to take any action with respect to securities or as any other advice with respect to any investment or potential investment. Terry Dagnon will use good faith efforts and his professional experience to provide the Services and any work product produced as a result of his performance of the Services will be provided to the Company on an as is basis.

3.                   Compensation.

A.       Services Fee. Company will pay Consultant a monthly fee of $25,000 for performing the Services (“Services Fee”) during the term of this Agreement (as defined in Section 7.A of the Agreement) for the Company.

B.        Equity Grant and Market Standstill.

(i)       Subject to the approval of Board and the Company’s stockholders in accordance with Nasdaq Marketplace Rules 5635(c) and (d), the Company shall issue you 1,207,457 of shares of the Company’s common stock par value, $0.01 per share (“Restricted Stock”). The shares of Restricted Stock shall be vested in full as of the issuance date but subject to a right of repurchase as set forth below and Consultant further hereby agrees, for the benefit of the Company, that, without the Company’s prior written consent, the undersigned will not, during the period commencing as of the issuance date and ending on the earlier to occur of (w) six (6) months after the date of the first U.S. Food and Drug Administration (“FDA”) approval of the biologics license application for the Product, (x) the date the Company provides written notification to Consultant (as set forth in Section 14.G) or public disclosure that it has terminated or intends to terminate the development program for the Product, (y) a Change of Control and (z) five (5) years from the date of this Agreement (the “Lock-up Period”), directly or indirectly (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of Restricted Stock, or any securities convertible into or exercisable or exchangeable for Restricted Stock (together with the Restricted Stock, the “Restricted Securities”) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction described in clause (1) or (2) (collectively, a “Transfer”) above is to be settled by delivery of Restricted Stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; provided however, that the foregoing restrictions shall not apply to: (a) Transfers of Restricted Securities to any trust for the direct or indirect benefit of the undersigned or the immediate family (as defined below) of the undersigned; (b) Transfers of Restricted Securities by testate or intestate succession; (c) Transfers of Restricted Securities by operation of law; (d) the Transfer of Restricted Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all security holders of the Company involving a Change of Control; provided further, in the case of clauses (a)-(c), that the transferee agrees in writing with the Company to be bound by the terms of this Section 3.B of Exhibit A, and in the case of clauses (a)-(c), no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer or sale.

(ii)       In addition, the Company agrees that if at any time during the Lock-Up Period, its controlling stockholder BioLexis Pte. Ltd. (“BioLexis”), Transfers any of its shares of Common Stock to an unaffiliated third party for consideration, the restrictions on Transfer set forth in this Section 3.B of Exhibit A shall cease to apply to that number of shares of Restricted Securities equal to the percentage of Restricted Securities as the percentage of shares of Common Stock Transferred by BioLexis with respect to its total shares of Common Stock as of the Effective Date. For each Transfer by Biolexis, the release of Restricted Securities from the restrictions set forth in Section 3.B(i) above shall be in addition to any prior release under this Section 3.B(ii). The term “Transfer”, with respect to BioLexis, shall apply to Common Stock, mutatis mutandis.

(iii)       For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin and “Change of Control” shall mean (a) the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity), (b) a merger, reorganization or consolidation involving the Company in which the voting securities of the Company outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation, or (c) the sale of all or substantially all of Company’s assets or business that pertain to the Product.

(iv)       In addition, the Company shall have the right (but not the obligation) to repurchase all or any part of the Restricted Stock issued to Consultant pursuant to this Agreement (the “Repurchase Right”) upon termination of the Consulting Agreement by Consultant without Good Reason (as set forth in Section 7.B.ii) or based on the Company terminating the Consultant for Cause (as set forth in Section 7.B.i), provided that the Repurchase Right shall be exercisable only with respect to:

(a)     the lowest amount of shares in the following:

(1) 85% of the shares of Restricted Stock upon enrollment of 220 subjects in the Company’s NORSE 2 clinical study (NCT03834753)of the Product at any time;

(2) 80% of the shares of Restricted Stock upon enrollment of 220 subjects in the Company’s NORSE 2 clinical study (NCT03834753)of the Product by June 30, 2020;

(3) 75% of the shares of Restricted Stock upon enrollment of 220 subjects in the Company’s NORSE 2 clinical study (NCT03834753) of the Product by May 31, 2020;

(4) 70% of the shares of Restricted Stock upon enrollment of 220 subjects in the Company’s NORSE 2 clinical study (NCT03834753) of the Product by April 30, 2020;

(5) 60% of the shares of Restricted Stock upon enrollment of 220 subjects in the Company’s NORSE 2 clinical study (NCT03834753) of the Product by March 31, 2020; or

(6) 50% of the shares of Restricted Stock following the Midpoint Reversion Date (as defined in Exhibit E); and, provided further, that

(b)     the Repurchase Right shall expire in its entirety upon the earlier of (1) the Full Reversion Date, (as defined in Exhibit E), (2) the date of filing the biologics license application (“BLA”) for the Product with the U.S. Food and Drug Administration (“FDA”), (3) the termination of the Consulting Agreement by the Company for any reason other than for Cause or by Consultant for Good Reason, (4) Consultant’s Disability or (5) a Change of Control. Following termination of the Consulting Agreement by Consultant without Good Reason (as set forth in Section 7.B.ii of the Agreement) or based on the Company terminating the Consultant for Cause (as set forth in Section 7.B.i of the Agreement), the Company shall have the right to exercise its Repurchase Right in accordance with the foregoing terms for a ninety (90) day period following the termination date (the “Repurchase Period”). If Company exercises its Repurchase Right during the Repurchase Period, Company shall purchase the Restricted Stock for which the Repurchase Right is exercisable at $0.01 per share. In the event of any capitalization adjustment of Common Stock (e.g., stock split, reverse stock split, stock dividend, or combination) the Restricted Stock covered by the Repurchase Right as well as the applicable repurchase price shall be appropriately adjusted to reflect such capitalization adjustment. and the Board’s good faith determination shall be final, binding and conclusive.

(v)       If the Consultant ceases to provide Services as a result of the Consultant’s Disability, the Consultant will continue to own the Restricted Stock issued to Consultant by the Company subject to the restrictions set forth in Section B.i of this Exhibit A. “Disability” for purposes of this Agreement means the inability of Consultant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(vi)       If the Consultant ceases to provide Service as a result of the Consultant’s death, or the Consultant dies after the Services have been completed as set forth in Section 2 of this Exhibit A, then the rights of ownership for the Restricted Stock issued to Consultant by the Company will be passed to the Consultant’s estate to a person or entity who acquired those rights by bequest or inheritance or by a person or persons designated to acquire such rights upon the Participant’s death and remain subject to the restrictions set forth in Section B.i of this Exhibit A.

(vii)       In furtherance of the foregoing, the Company and its duly appointed transfer agent and registrar are hereby authorized to decline to make any transfer of Restricted Securities if such transfer would constitute a violation or breach of this Agreement.

C.        Miscellaneous.

(i)       The Company will reimburse Consultant, in accordance with the Travel Policy stated in Exhibit B, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement.

(ii)       The Company will make payment of the Services Fee on or before the 1st day of each month, one month in arrears. In order to help prevent adverse tax consequences to Consultant under Section 409A (as defined below), in no event will any payment under Section 3.A. of this Exhibit A be made later than the later of (1) March 15th of the calendar year following the calendar year in which such payment was earned, or (2) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which such payment was earned.

(iii)       All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse Consultant for any taxes that may be imposed on Consultant as a result of Section 409A.

This Exhibit A is accepted and executed as of the Execution Date.

THE DAGNON GROUP, LLC		Outlook Therapeutics, Inc.

By:	/s/ Terry Dagnon	By:	/s/ Lawrence Kenyon

Name:	Terry J. Dagnon	Name:	Lawrence Kenyon

Title:	President	Title:	President and CEO

Exhibit B

Travel Policy

[***]

Exhibit C

Company Policies

[***]

Exhibit D

General Release Form

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between THE DAGNON GROUP, LLC (such entity, including its control persons, affiliates, directors and officers “Consultant”), Terry Dagnon, and Outlook Therapeutics, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Consultant was engaged by the Company to perform services pursuant to a Consulting Agreement dated January 27, 2020 (the “Consulting Agreement”);

WHEREAS, the Company terminated the Consulting Agreement without Cause (as defined in the Consulting Agreement) or the Consultant terminated the Consulting Agreement for Good Reason (as defined in the Consulting Agreement) effective ___________________ (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Consultant may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Consultant’s service relationship with the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Consultant hereby agree as follows:

1.                   Consideration. In consideration of Consultant’s and Terry Dagnon’s execution of this Agreement and Consultant’s and Terry Dagnon’s fulfillment of all of its terms and conditions, and provided that neither Consultant nor Terry Dagnon revokes the Agreement under Section 22, the Company agrees as follows:

a.                   Payment. The Company agrees to pay Consultant the Services Fee (as defined in Exhibit A of the Consulting Agreement) for Six Months from the first regular payroll date following the Effective Date, in accordance with the Company’s regular payroll practices, starting within ten (10) business days after the Effective Date of this Agreement. The Company will report this amount to Consultant on IRS Form 1099.

b.                   Repurchase Right. The Company’s Repurchase Right (as defined in Section 3.B.iv of Exhibit A of the Consulting Agreement) for the Restricted Stock issued to Consultant by the Company shall be extinguished. All shares, including those no longer subject to the Repurchase Right, shall continue to be subject to other terms of Section 3.B of Exhibit A of the Consulting Agreement.

c.                   General. Consultant acknowledges that without this Agreement, Consultant is otherwise not entitled to the consideration listed in this Section 1.

2.                   Full Payment. Consultant and Terry Dagnon acknowledge and represent that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all consulting and/or advisory and any other fees, notice periods, reimbursable expenses, stock, , and any and all other fees and compensation due to Consultant or Terry Dagnon, if any.

3.                   Release of Claims. Consultant and Terry Dagnon agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to Consultant by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Consultant and Terry Dagnon, on their own behalf and on behalf of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Consultant may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement. Consultant and Terry Dagnon agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Consultant and Terry Dagnon represent that they have made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

4.                   No Pending or Future Lawsuits. Consultant and Terry Dagnon represent that neither has any lawsuits, claims, or actions pending in Consultant’s name or in Terry Dagnon’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Consultant and Terry Dagnon also represent that neither intends to bring any claims on Consultant’s own behalf or on Terry Dagnon’s behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

5.                   Resignation on Separation. Consultant and Terry Dagnon agree that their execution of this Agreement shall also serve as their resign, effective as of the Termination Date, from any directorships, offices, or other positions that either Consultant or Terry Dagnon holds in the Company or any affiliate.

6.                   Trade Secrets and Confidential Information/Company Property. Consultant and Terry Dagnon reaffirm and agree to observe and abide by Sections 7.C.iii of the Consulting Agreement (the “Surviving Provisions”). Consultant and Terry Dagnon agree that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement, entered and effective as of the Effective Date. Consultant and Terry Dagnon affirm that they have returned all documents and other items provided to either Consultant or Terry Dagnon by the Company, developed or obtained by Consultant or Terry Dagnon in connection with Consultant’s relationship with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Consultant used in performing services for the Company.

7.                   No Cooperation. Consultant and Terry Dagnon agree that neither will knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Consultant and Terry Dagnon agree both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Consultant and Terry Dagnon shall state no more than that they cannot provide counsel or assistance.

8.                   Breach. In addition, notwithstanding anything herein to the contrary, Consultant shall forfeit Consultant’s right to receive the Consideration, if Consultant or Terry Dagnon fail to (x) return to the Company all of the Company’s property, (y) comply with the provisions of this Agreement, or (z) comply with the Surviving Provisions. If Consultant materially breaches Consultant’s obligations set forth in the Surviving Provisions (including, without limitation, Section 9 of the Surviving Provisions), or this Agreement, and Consultant fails to remedy such breach within thirty (30) days after notice from Company specifying the grounds for such material breach, and, if Consultant disputes such material breach, the arbitrator has determined that such material breach has occurred and not been cured pursuant to the terms of Section 13 of the Surviving Provisions, Company may immediately exercise the Repurchase Right (as defined in Exhibit A of the Consulting Agreement) as to any of the Restricted Stock issued to Consultant by the Company that remains subject to the Repurchase Right. The Repurchase Right shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right seek specific performance or an injunction.

9.                   Nondisparagement. Consultant and Terry Dagnon agree to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agree to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from any disparagement, defamation, libel, or slander of Consultant or Terry Dagnon, and agrees to refrain from any tortious interference with the contracts and relationships of Consultant or Terry Dagnon. The Parties understand and agree that the Company’s obligations under this Agreement apply to its officers and directors and only for so long as each remains employed by or affiliated with the Company. Consultant’s or Terry Dagnon’s violation of this provision shall be a material breach of this Agreement.

10.                 No Admission of Liability. Consultant and Terry Dagnon understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Consultant and Terry Dagnon. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Consultant and Terry Dagnon or to any third party.

11.                 Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

12.                 Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Consultant or made on Consultant’s behalf under the terms of this Agreement. Consultant and Terry Dagnon agree and understand that Consultant and Terry Dagnon are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. .

13.                 Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Consultant and Terry Dagnon represent and warrant that they have the capacity to act on their own behalf and on behalf of all who might claim through either of them to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

14.                 Protected Activity. Consultant and Terry Dagnon understand that nothing in this Agreement shall in any way limit or prohibit them from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Consultant and Terry Dagnon understand that in connection with such Protected Activity, they are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Consultant and Terry Dagnon agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute the Company’s Confidential Information (as defined in the Consulting Agreement) to any parties other than the relevant Government Agencies. Consultant and Terry Dagnon further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

15.                 No Representations. Consultant and Terry Dagnon represent that they have had an opportunity to consult with an attorney, and have carefully read and understand the scope and effect of the provisions of this Agreement. Consultant and Terry Dagnon have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

16.                 Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

17.                 Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

18.               Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and Consultant’s service relationship with the Company and the termination thereof, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Consultant’s relationship with the Company, including the Consulting Agreement, with the exception of the Termination Agreement and Mutual Release entered between the Company and MTTR LLC, the Surviving Provisions, and Section 3.B of Exhibit A of the Consulting Agreement.

19.               ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN DELAWARE, BEFORE THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) PURSUANT TO ITS COMMERCIAL ARBITRATION RULES (THE “AAA RULES”) AND DELAWARE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH DELAWARE LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL DELAWARE LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH DELAWARE LAW, DELAWARE LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20.                 No Oral Modification. This Agreement may only be amended in a writing signed by Consultant and the Company’s Chief Executive Officer.

21.                 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard for choice-of-law provisions. Consultant and Terry Dagnon consent to personal and exclusive jurisdiction and venue in the State of Delaware.

22.                 Effective Date. Consultant and Terry Dagnon understand that this Agreement shall be null and void if not executed by Consultant and Terry Dagnon, and returned to the Company, within the twenty-one (21) day period set forth in Section 7.C.ii of the Consulting Agreement. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Consultant signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

23.                Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

24.                 Voluntary Execution of Agreement. Consultant and Terry Dagnon understand and agree that Consultant and Terry Dagnon executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Consultant’s and Terry Dagnon’s claims against the Company and any of the other Releasees. Consultant and Terry Dagnon acknowledges that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or have elected not to retain legal counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

THE DAGNON GROUP, LLC

Dated:
THE DAGNON GROUP, LLC

Terry Dagnon

Dated:
Terry Dagnon

Outlook Therapeutics, Inc.

Dated:	By
Lawrence A. Kenyon
Chief Executive Officer

Exhibit E

Certain Definitions

“Midpoint Reversion Date” for purposes of this Agreement means the earliest of:

(1)    the date on which BioLexis Monetizes an amount equal or greater than [***] times the Current Investment in the Company. “Current Investment” shall mean [***]. “Monetize” means BioLexis’s receipt of [***]; or

(2)    the date on which the Company’s shares are traded at or greater than the “Trigger Price” for [***] consecutive days; provided that BioLexis was permitted to sell shares for any [***] days within said [***] consecutive days, and provided, further that at the time such Trigger Price is achieved BioLexis still owns at least [***] shares of Company common stock (or Company common stock issuable upon conversion of preferred stock) (as adjusted by any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the Effective Date); or

(3)    the date on which the Company enters into an agreement or series of agreements pursuant to which (A) the Company and/or its stockholders receive an aggregate payment of [***] or (B) the Company has the potential to receive payments in excess of [***] including any upfront payments, milestone payments and royalties, provided that no less than [***] (or such forecasted amount that is required to fully fund the expenses for the Product program to obtain FDA approval for all indications for which clinical development is then being conducted (as budgeted in good faith by the Company), without the need for additional funding from the date hereof) of such payments shall be in the form of [***]before Sales Milestones (as defined below) apply. In calculating the aggregate payment due to the Company and/or its stockholders, [***] shall be included [***]. For avoidance of doubt, such agreement may include a merger agreement, asset sale agreement, or partnering agreement, and includes all payments, whether for products directed to ophthalmic indications or otherwise. “Sales Milestones” shall mean [***]. If the Company reaches a fully negotiated definitive documentation for an agreement providing for the terms contained in (1) or (2) of this paragraph (c), and the Company decides to reject such agreement and pursue an alternative transaction, then the terms of this paragraph (3) shall be deemed to have been satisfied for purposes of calculating the Midpoint Reversion Date. The [***] and [***] thresholds in this paragraph shall be adjusted for [***] as a result of [***] after the Effective Date (for example, if [***]). For purposes of calculating [***]. In addition, the [***] and [***] thresholds in this paragraph shall be adjusted for [***] after the date hereof (for example, if the Company [***]).

“Full Reversion Date” for purposes of this Agreement means the earliest of:

(1)       the date on which BioLexis Monetizes an amount equal or greater than [***] times the Current Investment in the Company; or

(2)       the date on which the Company’s shares are traded at or greater than the Trigger Price for [***] consecutive days; provided that BioLexis was permitted to sell shares for any [***] days within said [***] consecutive days, and provided, further that at the time such Trigger Price is achieved BioLexis still owns at least [***] shares of the Company’s common stock (or Company common stock issuable upon conversion of preferred stock); or

(3)       the date on which the Company enters into an agreement or series of agreements pursuant to which (A) the Company and/or its stockholders receive an aggregate payment of [***] or (B) the Company has the potential to receive payments in excess of [***] including any upfront payments, milestone payments and royalties, provided that no less than [***] (or such forecasted amount that is required to fully fund the expenses for the Product program to obtain FDA approval for all indications for which clinical development is then being conducted (as budgeted in good faith by the Company),, without the need for additional funding from the date hereof) of such payments shall be in the form of [***] before Sales Milestones apply. In calculating the aggregate payment due to the Company and/or its stockholders, [***] shall be included [***]. For avoidance of doubt, such agreement may include a merger agreement, asset sale agreement, or partnering agreement, and includes all payments, whether for products directed to ophthalmic indications or otherwise. If the Company reaches fully negotiated definitive documentation for an agreement providing for the terms contained in (1) or (2) of this paragraph (d), and the Company decides to reject such agreement and pursue an alternative transaction, then the terms of this paragraph (3) shall be deemed to have been satisfied for purposes of calculating the Full Reversion Date. The [***] and [***] thresholds in this paragraph shall be adjusted for [***] as a result of [***] after the Effective Date (for example, if [***]). For purposes of calculating [***]. In addition, the [***] and [***] thresholds in this paragraph shall be adjusted for [***] after the date hereof (for example, if the Company [***]).

“Trigger Price” for purposes of this Agreement means: (1) with respect to the Midpoint Reversion Date, [***] per share of Company common stock and (2) with respect to the Full Reversion Date, [***] per share of Company common stock, as adjusted by any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the Effective Date.